Exhibit 99.1

NEWS RELEASE

NuVasive Provides Business Update Related to COVID-19

Announces preliminary first quarter 2020 revenue results and actions to align expenses with anticipated market conditions

SAN DIEGO, April 14, 2020 -- NuVasive, Inc. (NASDAQ: NUVA), the leader in spine technology innovation, focused on transforming spine surgery with minimally disruptive, procedurally integrated solutions, today provided an update on actions the Company is taking to best position the business and support the Company’s stakeholders in light of the COVID-19 pandemic.

“NuVasive has a strong cash position, including more than $500 million in cash on hand at the end of the first quarter, and we are confident in the long-term opportunities for the Company. In the near-term, we expect to continue seeing lower elective procedure volumes as a result of the COVID-19 pandemic and government stay-at-home orders. The actions we are taking to control expenses will help ensure NuVasive is positioned to successfully navigate this market environment,” said J. Christopher Barry, chief executive officer of NuVasive. “We believe that the strength of our team as well as our innovative technology will enable our business to normalize quickly once we emerge from this unprecedented event. We remain committed to supporting our employees, surgeon partners and communities during this challenging time.”

Expense Control Measures in Response to COVID-19

The safety and wellbeing of employees is the priority during this healthcare pandemic. The NuVasive senior management team continually evaluates the situation to ensure it meets the guiding principle of protecting the health of not only its employees and distributors, but also the communities we work in and serve.

Given the impact of the COVID-19 pandemic on demand for elective surgical procedures, NuVasive is taking the following temporary actions to reduce operating expenses:

•	Implementing compensation reductions for its board of directors and executive officers;
•	Controlling discretionary spend across the organization; and
•	Adjusting manufacturing capacity based on certain government directives and demand, while ensuring sufficient inventory levels to support current procedure volumes.

As technology innovation is a key pillar to the Company’s ongoing and long-term market leadership, NuVasive intends to maintain its levels of R&D investment during this period. In addition, while many procedures are considered elective, certain spine surgeries are essential. From an operations continuity standpoint, NuVasive is managing its distribution and commercial teams to support their surgeon partners now and in the future when surgeries start to ramp back up globally.

Preliminary First Quarter 2020 Results

Based on preliminary, unaudited financial results, the Company estimates first quarter 2020 revenue to be in the range of $259 to $261 million, reflecting approximately a -5.0% to -5.7% decline compared to $274.8 million for the first quarter 2019. This reflects the impact of a global decline in elective surgical procedures starting in mid-March as a result of the COVID-19 pandemic and government stay-at-home orders. The Company is currently conducting its financial close procedures for the first quarter of 2020 and is unable to provide a more precise estimate of its financial results at this time. NuVasive will report its full financial results for the first quarter of 2020 during its earnings announcement planned for May 6, 2020. As of March 31, 2020, the Company had cash on hand of more than $500 million, and a revolving credit facility of $550 million, which was undrawn as of March 31, 2020.

Withdrawal of 2020 Financial Guidance

The decline in elective procedure volumes observed in the first quarter is expected to continue to have a significant negative impact in the second quarter of 2020. Visibility for spine surgery volumes for the remainder of the year is limited, and the Company is not able to predict when or how quickly elective surgery volumes will recover. Accordingly, NuVasive is withdrawing its annual financial guidance for 2020, which was provided on February 20, 2020.

First Quarter 2020 Investor Conference Call
NuVasive will hold a conference call on Wednesday, May 6, 2020 at 4:30 p.m. ET / 1:30 p.m. PT to discuss the results of its financial performance for the first quarter 2020. The dial-in numbers are 1-877-407-9039 for domestic callers and 1-201-689-8470 for international callers. A live webcast of the conference call will be available online from the Investor Relations page of the Company's website at www.nuvasive.com. After the live webcast, the call will remain available on NuVasive's website through June 6, 2020. In addition, a telephone replay of the call will be available until May 13, 2020. The replay dial-in numbers are 1-844-512-2921 for domestic callers and 1-412-317-6671 for international callers. Please use pin number: 13702256.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is the leader in spine technology innovation, with a mission to transform surgery, advance care and change lives. The Company's less invasive, procedurally integrated surgical solutions are designed to deliver reproducible and clinically proven outcomes. The Company’s comprehensive procedural portfolio includes access, implants and fixation systems, biologics, software for surgical planning, navigation and imaging solutions, magnetically adjustable implant systems for spine and orthopedics, and intraoperative monitoring service offerings. With more than $1 billion in revenue, NuVasive has approximately 2,800 employees and operates in more than 50 countries serving surgeons, hospitals and patients. For more information, please visit www.nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive's results to differ materially from historical results or those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the Company's expected revenue results for the first quarter 2020. The Company's expectations for first quarter 2020 revenue results are preliminary and unaudited and are subject to adjustment in the ongoing review and audit procedures by the Company's external auditors. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, the completion of the Company’s financial close procedures for the first quarter 2020, including the risk of adjustment to the Company’s preliminary unaudited first quarter revenue results; the impact of the COVID-19 pandemic on the Company's business and financial results; the Company’s ability to maintain operations to support its customers and patients in the near-term and to capitalize on future growth opportunities; risks associated with acceptance of the Company's surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive's products (including the iGA® platform), the Company's ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive's news releases and periodic filings with the Securities and Exchange Commission. NuVasive's public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Investor Contact:

Suzanne Hatcher

NuVasive, Inc.

858-458-2240

investorrelations@nuvasive.com

Media Contact:

Jessica Tieszen

NuVasive, Inc.

858-736-0364

media@nuvasive.com

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